================================================================================

                            STOCK PURCHASE AGREEMENT


                                  by and among


                       Satellite Acquisition Corporation,




                               SAFECO CORPORATION,


                                       AND



                           General America CORPORATION


                             as the Sole Shareholder



                                       of


                          TALBOT FINANCIAL CORPORATION




                                 March 15, 2004







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



                                TABLE OF CONTENTS



                                                                                                                 Page


1.       The Closing..............................................................................................1


2.       The Purchase.............................................................................................2


3.       Purchase Price...........................................................................................2


4.       Representations and Warranties of the Sellers............................................................2

         4.1      Organization....................................................................................2
         4.2      Capitalization..................................................................................2
         4.3      Authorization; Validity of Agreement............................................................3
         4.4      No Violations; Consents.........................................................................3
         4.5      Financial Statements............................................................................4
         4.6      Litigation; Compliance with Law; Licenses and Permits...........................................4
         4.7      Employee Benefit Plans; ERISA...................................................................5
         4.8      Real Property...................................................................................5
         4.9      Material Contracts..............................................................................6
         4.10     Company Software................................................................................6
         4.11     Taxes...........................................................................................6
         4.12     Affiliated Party Transactions...................................................................8
         4.13     Brokers.........................................................................................8
         4.14     Insurance.......................................................................................8
         4.15     Absence of Sensitive Payments...................................................................8


5.       Representations and Warranties of the Buyer..............................................................9

         5.1      Organization of the Buyer.......................................................................9
         5.2      Authorization; Validity of Agreement............................................................9
         5.3      No Violations; Consents and Approvals...........................................................9
         5.4      Financing......................................................................................10
         5.5      No Brokers.....................................................................................10


6.       Agreements of the Parties...............................................................................10

         6.1      No Competition.................................................................................10
         6.2      Taxes..........................................................................................12
         6.3      Termination of Agreements and the Sellers' Release.............................................14
         6.4      Required Consents..............................................................................15
         6.5      Conduct of Business............................................................................15
         6.6      Access and Information.........................................................................17
         6.7      Public Statements..............................................................................17
         6.8      Stock Options..................................................................................17
         6.9      Other Actions..................................................................................17
         6.10     Designated Employees...........................................................................17
         6.11     HSR Filings....................................................................................18
         6.12     Indemnification Insurance......................................................................18
         6.13     No Solicitation................................................................................18
         6.14     Interim Financial Statements; Closing Balance Sheet............................................18


7.       Conditions Precedent to Closing.........................................................................19

         7.1      Conditions Precedent to the Buyer's Obligations to Close.......................................19
         7.2      Condition Precedent to the Sellers' Obligations to Close.......................................20
         7.3      Deliveries of the Sellers......................................................................21
         7.4      Deliveries of the Buyer........................................................................21


8.       Indemnification.........................................................................................21

         8.1      Survival of Representations and Warranties.....................................................21
         8.2      Indemnification by the Sellers.................................................................22
         8.3      Indemnification by the Buyer...................................................................22
         8.4      Limitations on Liability.......................................................................23
         8.5      Indemnification Procedures.....................................................................24


9.       Termination.............................................................................................25

         9.1      Events of Termination..........................................................................25
         9.2      Effects of Termination.........................................................................26


10.      Definitions.............................................................................................26


11.      Miscellaneous...........................................................................................32

         11.1     Transaction Fees and Expenses..................................................................32
         11.2     Notices........................................................................................32
         11.3     Amendment......................................................................................33
         11.4     Waiver.........................................................................................33
         11.5     Governing Law; Venue...........................................................................34
         11.6     Remedies.......................................................................................34
         11.7     Severability...................................................................................34
         11.8     Further Assurances.............................................................................34
         11.9     Assignment.....................................................................................34
         11.10    Binding Effect.................................................................................35
         11.11    No Third Party Beneficiaries...................................................................35
         11.12    Entire Agreement...............................................................................35

                            STOCK PURCHASE AGREEMENT

                           Dated as of March 15, 2004

         The parties to this Agreement (this "Agreement") are Satellite Acquisition Corporation, a Washington corporation (the "Buyer"), Safeco Corporation, a Washington corporation ("Parent") and General America Corporation, a Washington corporation (the "Seller," and, collectively with Parent, the "Sellers"). Terms not otherwise defined herein shall have the meanings given them in Section 10.

         WHEREAS, the Seller owns all of the issued and outstanding capital stock (the "Shares") of Talbot Financial Corporation, a Washington corporation (the "Company"); and

         WHEREAS, Parent owns all of the issued and outstanding capital stock Seller; and

         WHEREAS, Randy Talbot, David Weymouth, Roy Taylor (the "Management Shareholders") and certain other members of management of the Company and its Subsidiaries are the shareholders, directors and officers of the Buyer as of the date hereof; and

         WHEREAS, the Buyer desires to purchase all of the Shares, and the Sellers desire to sell all of the Shares to the Buyer, upon and subject to the terms and conditions set forth below; and

         WHEREAS, the parties intend to continue to work together for their mutual benefit to build on their long-standing relationship as an insurance agency and insurance company; and

         WHEREAS, attempts to roll, re-market or move to another insurance company, all or substantially all of the book of insurance policies written through an agency affiliated with the Buyer and in force with a property-casualty Affiliate of the Sellers as of the Closing Date would be and are inconsistent with the intent and purpose of this Agreement and contrary to the parties' understanding; and

         WHEREAS, the Sellers intend to continue to do business with Buyer and its Affiliates on terms consistent with its past practices with regard to compensation, support, pricing, underwriting or any other material business term.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Buyer and the Sellers hereby agree as follows:

     1. The Closing. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall take place at the offices of Orrick, Herrington & Sutcliffe, LLP, at 10:00 a.m. (local time) on the earliest practicable business day after the waiting period under the HSR Act has expired or been terminated and all other closing conditions set forth in Section 7 hereof have been satisfied or waived by the applicable party hereto, or at such other date, time or location as the Buyer and the Sellers shall agree (the "Closing Date").

     2. The Purchase. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller shall sell, assign, transfer, convey and deliver the Shares to the Buyer, and the Buyer shall purchase the Shares, free and clear of any Encumbrances.

     3. Purchase Price. As consideration for the Shares, at the Closing the Buyer shall pay the Seller an aggregate purchase price equal to $90,000,000 by wire transfer of immediately available funds (the "Purchase Price"). The parties acknowledge and agree that the Purchase Price for the Shares specifically does not include the Designated Employees, who shall be transferred in accordance with Section 6.11.

     4. Representations and Warranties of the Sellers. The Sellers represent and warrant to the Buyer that, except as otherwise set forth with appropriate section references in the Schedule of Exceptions, each of the following statements is true and correct as of the date hereof

          4.1 Organization. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary that is incorporated in the state of Washington has paid all excise taxes required by the Washington Department of Revenue. The Company and each Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect. The Sellers have delivered to the Buyer true, correct and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company and of the organizational documents, as currently in effect, of each Subsidiary.

          4.2 Capitalization.

               (a) All of the Shares and all of the issued and outstanding capital stock or other equity of each Subsidiary (the "Subsidiary Equity") and the Company is owned of record and beneficially by the Sellers, either directly or indirectly through the Company or a Subsidiary. The Shares and the Subsidiary Equity are currently free and clear of all claims, liens, mortgages, encumbrances, pledges, and other security interests of any kind (collectively, "Encumbrances") and upon the Closing, the Buyer shall receive good and marketable title to the Shares free and clear of all Encumbrances. The Shares and Subsidiary Equity are duly authorized, validly issued, fully paid and nonassessable. There are no (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating now or in the future, the Company, the Sellers or any Subsidiary to issue, transfer or sell any Shares, any Subsidiary Equity or any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in the Company or any Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company or (iii) voting trusts, proxies or similar Contracts to which the Company, a Subsidiary or the Sellers are a party with respect to the voting of the capital stock of the Company or any Subsidiary.

               (b)  Except  for the  Subsidiaries,  all of which  are  listed on
          Schedule 4.2(b) to the Schedule of Exceptions, the Company does not own any outstanding shares of capital stock (or other equity interests of entities other than corporations) of any partnership, joint venture, trust, corporation, limited liability company or other entity.

          4.3 Authorization; Validity of Agreement. Each of the Sellers has the requisite corporate power and authority to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates to be executed and delivered by each of the Sellers pursuant to this Agreement, including but not limited to any item referred to in
     Section 7 (collectively, with this Agreement, the "Transaction Documents"), and to assume and perform any obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the other Transaction Documents upon the Closing will be, duly executed, authorized and delivered by the Sellers and this Agreement is, and each of the Transaction Documents upon the Closing will be, a valid and binding obligation of each of the Sellers, enforceable against it in accordance with its respective terms, except that the enforceability of this Agreement and the other Transaction Documents may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          4.4 No Violations; Consents.

               (a) The execution, delivery and performance of each of this Agreement and the other Transaction Documents by the Sellers do not, and the consummation by them of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of each of the Sellers, the Company or any Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, employment agreement, contract, undertaking, understanding, covenant, agreement or other instrument or document (each, a "Contract") to which the Sellers, the Company or any Subsidiary is a party or by which any of their properties or assets may be bound or otherwise subject, except for any consents listed on Schedule 4.4(a) to the Schedule of Exceptions (together with the consents listed on Schedule 4.4(b) to the Schedule of Exceptions, the "Required Consents"), or
          (iii) subject to the expiration or termination of the waiting period under the HSR Act, violate any Law applicable to the Sellers, the Company or the Subsidiaries or any of their respective properties or assets.

               (b) No consent of any legislative or executive agency or department or other regulatory service, authority or agency or any court, arbitration panel or other tribunal or judicial authority of any Governmental Entity or Person (a "Consent"), is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents by the Sellers or the consummation by the Sellers of the transactions contemplated hereby and thereby, except for the Consents listed on Schedule 4.4(b) to the Schedule of Exceptions and the expiration or termination of the waiting period under the HSR Act.

          4.5  Financial Statements.

                    (a) Attached as Schedule 4.5(a) to the Schedule of Exceptions is the unaudited consolidated balance sheet of the Company as of December 31, 2003 (the "Reference Balance Sheet"), together with the related unaudited consolidated statements of income for the year ended December 31, 2003 (including the related notes, if any) (collectively, the "Regular Financial Statements").

                    (b) The  Regular  Financial  Statements  fairly  present the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof and the results of operations of the Company and the Subsidiaries for the respective periods set forth therein. The Regular Financial
               Statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied ("GAAP") as of the dates and for the periods involved, subject to the absence of notes and to normal fiscal year-end adjustments in the ordinary course (none of which, individually or in the aggregate, will be material to the business or the operations of the Company and the Subsidiaries on a consolidated basis). The Regular Financial Statements and the Interim Financial Statements, together with the cooperation and access to information as provided in Section 6.7, are or will be sufficient to permit the preparation of audited financial statements for the year ended December 31, 2003 to allow compliance with any obligations under applicable Law (including, but not limited, to Regulation S-X, as promulgated by the SEC ("Regulation S-X")).

                    (c) Neither the Company nor any Subsidiary has any liabilities (whether accrued, contingent, known, or otherwise) other than those that (i) are set forth or reserved against on the Reference Balance Sheet; (ii) were incurred in the ordinary course of business after the date of the Reference Balance Sheet or (iii) would not be required to be disclosed in the Company's financial statements in accordance with GAAP.

                    (d) Since January 1, 2003,  the Company and each  Subsidiary has maintained records that in all material respects accurately reflect transactions in reasonable detail, and accounting controls, policies and procedures reasonably designed to ensure that such transactions are recorded in a manner that permits the preparation of financial statements in accordance with GAAP.

                    (e) Since the date of the Reference Balance Sheet, no event, condition or circumstance has occurred that could, or could be reasonably likely to, have a Material Adverse Effect on the Company or any Subsidiary.

          4.6   Litigation;   Compliance   with  Law;   Licenses   and  Permits.

               (a) There is no claim, suit, action, investigation or proceeding (each, a "Proceeding") pending, nor is there any Proceeding threatened, that involves or affects either of the Company or any Subsidiary, by or before any Governmental Entity, court, arbitration panel or any other Person.

               (b) Since January 1, 2000,  the Company and each  Subsidiary  has complied with all applicable Laws, including but not limited to Laws relating to zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, the generation, handling, treatment, storage or disposal of Hazardous Substances, Environmental Laws, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining, except for any non-compliance that did not have or will not have a Material Adverse Effect. Tax representations and warranties are exclusively included in
          Section 4.11. Since January 1, 2000, neither the Company nor any Subsidiary has received any notice of any violation of any such Law.

          4.7 Employee Benefit Plans; ERISA.

               (a) The Company has listed on Schedule 4.7 to the Schedule of Exceptions, and has made available to Buyer copies of, all Employee Benefit Plans maintained, or contributed to, by the Company or any Subsidiary for the benefit of any current of former employees, officers or directors of the Company or any Subsidiary or pursuant to which such current or former employees, officers or directors are entitled to current or future benefits. Sellers have made a valid election under section 414(r) of the Code to treat the Company and its Subsidiaries as a qualified separate line of business for all purposes of Section 401 of the Code.

               (b) Each Assumed Plan covers only employees of the Company or its Subsidiaries (or former employees or beneficiaries with respect to service with each such Company or its Subsidiaries). Neither the Company nor any Subsidiary is liable for any material amount, contingent or otherwise, due under or relating to any Employee Benefit Plan other than the Assumed Plans and no condition exists which could result in any material liability associated with any Employee Benefit Plan, other than the Assumed Plans, that could be assessed against the Company, it Subsidiaries or the Buyer. On and after the Closing, the Company, or its Subsidiaries, shall not be responsible for contributions to, or the administration of, any Employee Benefit Plan, other than those Assumed Plans.

               4.8 Real Property. Neither the Company nor any Subsidiary owns any real property.


               4.9 Material Contracts. There is no Contract (including any amendments or modifications thereto through the date hereof) to which Parent or the Seller is a party as a result of which the Company or any Subsidiary (a) guarantees or indemnifies or is otherwise liable or responsible for the obligations or liabilities of another or provides for a charitable contribution by the Company or any Subsidiary, (b) involves an agreement with any bank, finance company or similar organization; or (c) restricts the Company or any Subsidiary from engaging in any business or activity anywhere in the world (the "Material Contracts"). The Sellers have heretofore made available true, complete and correct copies of all Material Contracts to the Buyer.

               4.10 Company Software. Except for standard, royalty-free licenses available in the ordinary course to any insurance agent representing Sellers' products, the Company and the Subsidiaries do not require any license, lease, sub-lease or other agreements or permissions with respect to use rights with or from any Seller in order to continue to use, practice and exploit the Company Software in the conduct of their respective businesses as currently conducted and to grant rights to customers, brokers and others to use, practice and exploit the same.

               4.11 Taxes.

                    (a) The Company and each  Subsidiary has (A) duly and timely filed or caused to be filed with the applicable Tax Authorities each Tax Return that is required to be filed by or on behalf of the Company or each such Subsidiary or that includes or relates to the Company and each such Subsidiary, their respective income, sales, assets or businesses, and such Tax Returns are correct and complete in all material respects (which material limitation shall not be taken into account for purposes of any rights to indemnification under this Agreement); (B) duly and timely paid, or caused to be duly and timely paid, all Taxes due and payable (whether or not shown on any Tax Return), on or prior to the Closing Date, including any extensions thereto, and (C) properly accrued in accordance with GAAP on the Closing Balance Sheet a provision for the payment of all Taxes due or claimed to be due or for which the Company and each such Subsidiary, as applicable, otherwise is liable, in each case with respect to the Company's or each such Subsidiary's respective income, sales, assets or businesses;

                    (b) Neither the Company nor any Subsidiary  currently is the beneficiary of any extension of time within which to file any Tax Return;

                    (c) The  Company  and each  Subsidiary  has  complied in all material respects (which material limitation shall not be taken into account for purposes of any rights to indemnification under this Agreement) with all applicable Laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities pursuant to state, local and foreign sales, use and transfer taxes and pursuant to Code Sections 1441, 1442, 1445, 3102, 3121, 3402, 3403, 3405, 3406 and
               3509, and any comparable provision of state, local or foreign Tax law;

                    (d) There is no Encumbrance for Taxes upon any asset or property of the Company or any Subsidiary (except for any statutory Encumbrance for any Tax not yet due);

                    (e) There is no outstanding written subpoena or summons from any Tax Authority with respect to any federal income Tax, or to Sellers' Knowledge with respect to any other Tax, for which the Company or any Subsidiary is or may be liable or with respect to the Company's or such Subsidiary's, as applicable, income, sales, assets or business;

                    (f) To  Sellers'  Knowledge,  neither  the  Company  nor any
               Subsidiary is a party to any agreement with any Tax Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law) or has requested or received a private letter or other ruling or determination from any Tax Authority relating to any Tax for which the Company or such Subsidiary is or may be liable or with respect to the Company's or such Subsidiary's, as applicable, income, sales, assets or business which could affect the Tax liability of the Company or any Subsidiary after the Closing Date;

                    (g) Neither the Company nor any Subsidiary is a party to any contract, agreement or other arrangement that could result, alone or in conjunction with any other contract, agreement or other arrangement, in the payment of any amount that would not be deductible by reason of Code Section 162(m) or 280G (or comparable provisions of state, local or foreign Tax law);

                    (h) Except as  provided in Section  6.3,  no election  under
               Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to the Company or any Subsidiary;

                    (i) To the Sellers'  Knowledge,  no  jurisdiction  where the
               Company or any Subsidiary does not file a Tax Return has made a written claim that the Company or any such Subsidiary is required to file a Tax Return for such jurisdiction or is subject to Tax in such jurisdiction, which Tax Return remains unfiled or Taxes remain unpaid;

                    (j) The statute of limitations for any Tax Proceeding or the assessment or collection of any Tax for which the Company or any Subsidiary is or may be liable or with respect to its income, sales, assets or business has never been extended or waived, which waiver or extension remains in effect;

                    (k) The Company and the  Subsidiaries  shall not be required to include in a Tax period ending after the Closing Date taxable income attributable to income that accrued in a prior Tax period but was not recognized in any prior Tax period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law;

                    (l) Neither the  Company nor any of its  Subsidiaries  is or
               has been a beneficiary or has otherwise participated in any reportable transaction within the meaning of Treasury Regulation ss. 1.6011-4(b)(1);

                    (m) Schedule 4.11 to the Schedule of Exceptions sets forth a list of all jurisdictions (foreign and domestic) in which any Tax Returns have been filed by or on behalf of the Company and any Subsidiary, or with respect to the Company's or the Subsidiaries' respective income, sales, assets or businesses within the three-year period ending on (and including) the Closing Date and a description of each such Tax Return and the period for which it was filed;

                    (n) Neither Parent nor the Seller is a "foreign  person" for purposes of Section 1445 of the Code;


                    (o) Schedule 4.11 to the Schedule of Exceptions sets forth a list of all jurisdictions (foreign and domestic) in which Taxes or Tax Returns currently are or have been the subject of Tax Proceedings for which the Company or any Subsidiary could be liable after the Closing Date and a description of all such Tax and Tax Returns; and

                    (p) The Sellers have provided to the Buyer all written audit reports, closing agreements, letter rulings, technical advice memoranda or determinations relating to any Taxes for which the Company or any Subsidiary is or may be liable after the Closing Date with respect to the Company's or such Subsidiary's respective income, sales, assets or businesses.

          4.12 Affiliated Party Transactions. Except for obligations arising under this Agreement and the Transaction Documents, neither the Sellers nor any Affiliate of the Sellers has, directly or indirectly, any obligation to or cause of action or claim against the Company or any Subsidiary.

          4.13 Brokers. Sellers have engaged Goldman, Sachs & Co. as their financial advisor in connection with this transaction, and Sellers and their Affiliates (other than the Company and its subsidiaries) are solely responsible for payment of the fees and expenses of such engagement. None of the Sellers nor any Affiliate of a Seller has employed, or otherwise engaged, any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement on behalf of or for which the Company is or the Management Shareholders are or will be obligated.

          4.14 Insurance. All insurance policies of any kind covering the Company and the Subsidiaries (a) are with insurance companies that are financially sound and reputable and are in full force and effect; (b) are sufficient for compliance with all material requirements of law and of all applicable Material Contracts; and (c) are valid, outstanding and enforceable policies. Since January 1, 2000, neither the Company nor any Subsidiary has been denied any insurance coverage which it has requested. The Buyer has been provided copies of all such policies.

          4.15 Absence of Sensitive Payments. Neither the Company, any Subsidiary nor any of their respective directors, officers, brokers, sub-brokers, agents or employees, has made or has agreed to make on behalf of the Company or any Subsidiary:

               (a) any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the Laws of the United States, any state thereof, or any jurisdiction (foreign or domestic); or

               (b) any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other Person, to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable Law.

          Notwithstanding the foregoing, Sellers make no representation under this Section 4.14 with respect to any Management Shareholder.

     5. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows:

          5.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington. The Buyer has the requisite corporate power and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a Material Adverse Effect on the Buyer. The Buyer is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect on the Buyer.

          5.2 Authorization; Validity of Agreement. The Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and each other Transaction Document executed or to be executed by the Buyer pursuant to the terms of this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party, or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Document to which the Buyer is a party at Closing will be, duly executed and delivered by the Buyer, and this Agreement is, and each other Transaction Document to which the Buyer is a party at the Closing will be a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          5.3 No Violations; Consents and Approvals.

               (a) The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which the Buyer is a party do not, and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Articles of Incorporation or Bylaws of the Buyer; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which the Buyer is a party or by which the Buyer or any of its respective properties or assets may be bound or otherwise subject to; or (iii) violate any Law applicable to the Buyer, or any of its properties or assets.

               (b) No Consent of any Governmental Entity is required in connection with the execution, delivery and performance of this
          Agreement or the Transaction Documents by the Buyer, or the consummation by the Buyer of the transactions contemplated hereby and thereby, except for the termination or expiration period under the HSR Act.

          5.4 Financing.  The Buyer has sufficient  funds available to it to pay
     the  Purchase  Price  at  the  Closing  and  consummate  the   transactions
     contemplated by this Agreement.

          5.5 No Brokers. Neither the Buyer nor Management Shareholders has employed, or otherwise engaged, any other broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement on behalf of or for which the Sellers are or will be obligated.

6. Agreements of the Parties.

          6.1 No Competition.

               (a) The Sellers covenant and agree that, for a period of two (2) years following the Closing Date (the "Prohibited Period"), the Sellers and their Affiliates will not directly or indirectly, (i) solicit any customer of the Company or any Subsidiary to terminate his, her or its agency relationship with the Company or (ii) solicit any employee of the Company or any Subsidiary to leave his or her employment with the Company or such Subsidiary, except that Sellers shall not be precluded from soliciting any such employee who (x) responds to any public advertisement placed by Sellers, (y) was terminated by the Company or (z) has resigned from employment with the Company or any Subsidiary, provided that such employee has not been contacted by or engaged in any discussions with a Seller or any Affiliate of a Seller regarding employment prior to or within three months after such employee's notifying his or her employer of his or her intent to resign.

               (b) The Buyer covenants and agrees that during the Prohibited Period, Buyer and its Affiliates (including the Company and its Subsidiaries) will not directly or indirectly solicit any employee of any Seller or any Affiliate of a Seller other than the Management Shareholders and any employee of the Company and its subsidiaries to leave his or her employment with a Seller or such Affiliate, except that Buyer shall not be precluded from soliciting any such employee who (x) responds to any public advertisement placed by Buyer, (y) was terminated by any Seller or any Affiliate of a Seller or (z) has resigned from employment with the Company or any Subsidiary, provided that such employee has not been contacted by or engaged in any discussions with the Buyer, the Company or any Subsidiary regarding employment prior to or within three months after such employee's notifying his or her employer of his or her intent to resign.

               (c) The Sellers  covenant  and agree that  neither they nor their
          Affiliates will, at any time during the Prohibited Period, disclose, directly or indirectly, or make available to any person any confidential information or trade secrets relating to the Company or any Subsidiary, or any information concerning the Buyer's, the Company's or any Subsidiary's financial condition, prospects, customers, franchisees, licensees, suppliers, sources of leads and methods of obtaining new business, distribution methods or any other methods of doing business and operating the Company or any Subsidiary, except to the extent that such information is or becomes, through no action of the Sellers or any of its Affiliates, a matter of public knowledge or is required to be disclosed by Law, stock exchange rule, or in any proceedings involving the Sellers for which its counsel informs the Sellers that such disclosure is required by Law (in which case prior to such disclosure the disclosing party shall as promptly as practicable provide prior written notice of such required disclosure to the Buyer in order to afford the Buyer the opportunity to seek an appropriate protective order preventing such disclosure).

               (d) The Buyer covenants and agrees that neither it nor its Affiliates (including the Company and its Subsidiaries) will, at any time during the Prohibited Period, disclose, directly or indirectly, or make available to any person, any confidential information or trade secrets relating to the Sellers or any of their Affiliates, or any information concerning the Sellers' or any of their Affiliate's financial condition, prospects, customers, franchisees, licensees, suppliers, sources of leads and methods of obtaining new business, distribution methods or any other methods of doing business and operating the Sellers or any of their Affiliates, except to the extent that such information is or becomes, through no action of the Buyer, the Company or any of its Subsidiaries, a matter of public knowledge or is required to be disclosed by Law, stock exchange rule, or in any proceedings involving the Buyer for which its counsel informs the Buyer that such disclosure is required by Law (in which case prior to such disclosure the disclosing party shall as promptly as practicable provide prior written notice of such required disclosure to the Sellers in order to afford the Sellers the opportunity to seek an appropriate protective order preventing such disclosure).

               (e) The parties acknowledge and agree that a breach of any of the provisions of this Section 6.1 will cause irreparable harm and damage and that, in the event of such breach, the non-breaching party shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations of the breaching party hereunder without the necessity of proving such irreparable harm or damage or the inadequacy of remedies at law and without the necessity of posting any bond.

               (f) The parties acknowledge and agree that each provision of this
          Section 6.1 shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Furthermore, if one or more of the provisions contained in this Section 6.1 shall for any reason be held to be excessively broad as to geographical scope, duration, activity or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, as the case may be, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

          6.2 Taxes.


               (a) The  Company  and the  Sellers  shall  join with the Buyer in making an election under Code Section 338(h)(10) (which must be filed by both Buyer and Sellers on Form 8023 in the Tax Returns for the period that includes the Closing Date) and any corresponding election under state, local or foreign Law with respect to the purchase and sale of the Company's stock and the stock of each of the Subsidiaries (the "Section 338(h)(10) Election"). The Sellers will include any income, gain, loss, deduction or other Tax items resulting from the
          Section 338(h)(10) Election on its Tax Returns to the extent required by applicable Law. The Buyer and Seller shall cooperate and jointly agree within 90 days after the Closing Date on the general methodology to be used to determine the "Aggregate Deemed Sale Price" ("ADSP") as defined in Treasury Regulation ss. 1.338-4 and how such ADSP is to be allocated among the assets of the Company's assets pursuant to Treasury Regulation ss.1.338-6 (the "Allocation Notice"). Seller and Buyer shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably requested by the other party. Seller shall complete the ADSP and the Allocation Notice in accordance with that agreement and deliver a draft of the Form 8023 to Buyer (together with schedules thereto and supporting documentation) within 150 days after the Closing Date. In the event that Buyer and Seller are unable to resolve any disagreements regarding the ADSP, the Allocation Notice or other aspects of the draft Form 8023 within 180 days of the Closing Date (and a failure to raise any disagreement by Buyer will be deemed to be considered an acquiescence), the matter in dispute shall be resolved as soon as practicable by a "Big Four" independent accounting firm or, if the disagreement involves valuation, to a nationally recognized appraisal firm mutually satisfactory to the parties (but in no event longer than 30 days), which resolution shall be binding and conclusive upon Buyer and Seller without further appeal therefrom. Buyer and Seller shall bear equally the fees and expenses of such firm. Promptly after such the resolution of any disagreement, the applicable parties shall execute the final Form 8023 (and comparable forms for state, local or foreign Tax law) and Buyer will timely file the forms, and any required supplements thereto, in the manner prescribed by applicable Treasury Regulations or the corresponding provisions of applicable foreign, state or local Tax law, and will provide written evidence to Seller that it has done so. The Buyer and the Sellers shall file all Tax Returns in a manner consistent with such final form 8023 (and comparable Forms for state, local or foreign Tax law).

               (b) Seller Responsibility.

                    (i) Seller  will  timely  file the U.S.  federal  income Tax
               Returns of the Affiliated Group and any Combined Returns (taking into account extensions thereto) for all periods (including any Pre-Closing Period or Straddle Period) and will timely pay any Taxes with respect thereto. The parties agree that they will treat the Company and any Subsidiary as if they ceased to be part of the Affiliated Group, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the Closing Date.

                    (ii) Seller shall  prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns of the Company and the Subsidiaries for a Pre-Closing Period and a Straddle Period. At least twenty (20) days prior to the date on which any such Tax Return is due (including any extensions), the Seller shall deliver such Tax Return to the Buyer for the purpose of making reasonable changes and revisions to such Tax Return at least three days prior to filing. Seller shall timely file such Tax Return and duly and timely pay all Taxes shown on such Tax Return, and the Buyer shall reimburse Seller for any Taxes attributable to the portion of the Straddle Period after the Closing Date as soon as practicable after the date paid by the Seller. All such Tax Returns with respect to a Pre-Closing Period or Straddle Period shall be prepared and filed on a basis consistent with prior Tax Returns filed with respect to the Company and the Subsidiaries.

                    (iii) If  possible,  Buyer  shall  use its best  efforts  to provide timely and accurate information to Seller for Seller's preparation of such Tax Returns at least three months before the due date of the filing of such Tax Returns (including any extensions).

               (c) The Buyer shall prepare and file each Tax Return required for the Company and each Subsidiary for each Post-Closing Period in accordance with applicable Law.

               (d) In the case of any Taxes that are imposed on a periodic basis over a Straddle Period, the portion of such Tax that relates to the portion of the period up to and including the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period. In the case of any Tax based upon income or receipts, the portion allocable to the portion of the period up to and including the Closing Date shall include operations through the Closing Date (i.e., with respect to operations, based on an interim closing of the books on the Closing Date). For those states that permit a Section 338(h)(l0) election (or the specific state counterparts), Seller will file a separate Tax Return for the Pre-Closing Period and Buyer will file a separate Tax Return for the Post Closing Period (and not one Tax Return that includes a Straddle Period) unless prohibited under applicable Tax Law.

               (e) Refunds and Tax Benefits. Any tax refunds that are received by Buyer or the Company and Subsidiaries, and any amounts credited against Taxes to which Buyer or the Company and Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, net of any Taxes imposed upon Buyer by reason of the receipt of such refund or credit.

               (f) Amended Returns and Refund Claims. Buyer shall not file an amended Tax Return or any claim for refund for any period ending on or prior to the Closing Date without the written consent of Seller, which consent will not be unreasonably withheld.

               (g) Tax Sharing Agreements. Any Tax sharing agreement between Seller and the Company and its Subsidiaries shall be settled and terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

               (h) Seller shall be solely responsible for the audit of the consolidated federal income Tax Return of the Affiliated Group and any Combined Returns and Seller shall have the sole discretion to settle any audit of a U.S. federal income Tax Return of the Affiliated Group or a Combined Return.

               (i) If a state income Tax claim is made against Buyer for a Pre-Closing Period or a Straddle Period (other than with respect to a Combined Return, which is addressed in Section 6.2(h)) and a Section 338(h)(10) election (or the state counterpart), Seller shall conduct, and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof. The Buyer and the Company and the Subsidiaries shall cooperate and may provide non-binding advice. Buyer shall have the right to approve a final settlement (with consent not to be unreasonably withheld) only if such settlement will have a material adverse effect on a Post-Closing Period.

               (j) The Sellers and the Buyer shall preserve all such information, records or other documents until the date that is six (6) months after the expiration of the statute of limitations applicable to such Tax; and the Seller agrees to give to the Buyer a reasonable written notice prior to transferring, destroying or discarding any such information, records or documents and, to the extent the Buyer so requests, the Seller shall permit the Buyer to take possession of such information, records and documents. Buyer and the Company and the Subsidiaries, on one hand, and Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns pursuant to this
          Section 6.2 and any audit, litigation or other proceeding with respect to Taxes. In that regard, Seller, Buyer and the Company and the Subsidiaries shall, at their own expense, maintain such Tax information or Tax records relating to the Company and the Subsidiaries as are regularly maintained by such party or as may be required by Law to be maintained. Such Tax records or Tax information shall be made available upon written request by the Seller or the Buyer or the Company and the Subsidiaries, as the case may be, within 2 Business Days of such request. Notwithstanding the foregoing, Seller and Buyer shall only be obligated to provide that portion of their federal consolidated Tax Returns or Combined Tax Returns and accompanying Tax records or Tax Returns that directly related to the Company and the Subsidiaries. In any event, the provisions of access to such Tax records or Tax information shall not unreasonably interfere with the business operations of the non-requesting party.

               (k) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller and Buyer equally when due, and the Buyer will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, the Seller will join in the execution of any such Tax Returns or other documentation.

          6.3 Termination of Agreements and the Sellers' Release.

               (a) Effective as of the Closing Date, except for any obligations arising out of this Agreement and the other Transaction Documents, except for the agency contracts between affiliates of the Sellers and the Company and its Subsidiaries and except as set forth on Schedule 6.3(a) to the Schedule of Exceptions, all Contracts (collectively, the "Terminated Contracts") of whatever nature relating to the sale, licensing, leasing or supply of goods or services, and whether oral or in writing, between the Sellers or any of their Affiliates (other than the Company or any Subsidiary), on the one hand, and the Company or any Subsidiary, on the other hand, shall be terminated automatically without liability to any party.

               (b) Except as otherwise provided in this Agreement, Parent, for itself, the Seller, for itself, its Affiliates (other than the Company) and their respective representatives in their capacities as such (together, in each case, with their successors), effective as of the Closing Date, releases and discharges the Buyer, the Company, each of their Affiliates and each of their respective representatives in their capacities as such (together, in each case, with their respective successors) from any and all liabilities, obligations and losses (whether by contract, in tort or both, and whether in law, in equity or both), rights of subrogation and contribution and remedies of any nature whatsoever, known or unknown, relating to or arising out of: (i) the Terminated Contracts; and (ii) any other dealings or relationships (other than those entered into in the ordinary course of business), existing at or prior to the Closing, between the Company, on the one hand, and the Sellers or any of their Affiliates (other than the Company), on the other hand.

          6.4 Required Consents. The Sellers and/or the Company shall have applied or shall apply for and shall promptly provide copies of, all filings made with any Governmental Entity or other Person or any other information supplied in connection with this Agreement and the transactions contemplated hereby. The Buyer shall use its reasonable commercial efforts to assist the Sellers and the Company in obtaining the Required Consents.

          6.5 Conduct of Business. From the date hereof through the Closing Date, except as otherwise contemplated by this Agreement and the other Transaction Documents, the Seller shall not, in its capacity as sole shareholder of the Company, and shall cause the director designees of the Sellers (subject to their fiduciary obligations) to not, cause the Company and the Subsidiaries to (without the prior written consent of the Buyer, which shall not be unreasonably withheld):

               (a) not conduct their respective businesses in the ordinary course, consistent with past practice;

               (b) amend their respective Articles of Incorporation or Bylaws or other organizational documents;

               (c) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or securities convertible into shares of capital stock;

               (d) split, combine or reclassify any shares of their capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) to the Sellers or any other Person or otherwise in respect of its capital stock or redeem or otherwise acquire any of its securities, or make any payments or distributions to or on behalf of the Sellers, any of the Sellers' Affiliates, any Person to which the Company or any Subsidiary has any liability (other than trade accounts payable and other liabilities incurred in the ordinary course of business and liabilities incurred in connection with this agreement) or any officer or director of the Company;

               (e) increase the compensation of any officer, employee or agent of the Company or any Subsidiary (other than in connection with performance reviews in the ordinary course of business), create any additional Employee Benefit Plan, amend any existing Employee Benefit Plan or create or amend any existing severance or retention agreements with employees;

               (f) propose or enter into any Contract with any Person, other than the Buyer, providing for the possible acquisition (whether by way of merger, purchase of capital stock purchase of assets or otherwise) of any material portion of the capital stock or assets of another Person;

               (g) enter into any Contract in which the obligation of the Company or any Subsidiary exceeds $250,000 (other than insurance premium obligations incurred in the ordinary course of business) or which does not terminate or is not subject to termination for convenience within 180 days following execution without the Buyer's consent;

               (h) enter into any agreement not in the ordinary course of business;

               (i) except in the ordinary course of business consistent with past practice, amend, waive, surrender, terminate, exercise any right or option under or extend or renew any Contract or Lease;

               (j) acquire, lease or dispose of any of the Company's or any Subsidiary's assets, except for the activities carried on by the Designated Employees or except in the ordinary course of business and consistent with past practice;

               (k) take or suffer any action that would result in the creation, or consent to the imposition, of any Encumbrance on any of its assets (unless such Encumbrance is promptly discharged at the sole expense of the Sellers);

               (l) (i) incur or assume any indebtedness other than Trade Payables incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any other Person; or (iii) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

               (m) take any action in contravention of Law; or

               (n) enter into any Contract to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

          6.6 Access and Information. After the date hereof through the Closing Date, the Sellers shall use their commercially reasonable efforts to, and shall cause its officers, directors, employees, agents, accountants and counsel to use their commercially reasonable efforts to, upon reasonable notice, (a) afford the Buyer and its representatives reasonable access, during normal business hours, to (i) the business and Books and Records of the Company and each Subsidiary, and (ii) those officers, directors, employees, agents, accountants and counsel of the Company or any Subsidiary who have any knowledge relating to the business of the Company or any Subsidiary, and (b) furnish to the Buyer and its representatives such additional information regarding the Company or any Subsidiary as the Buyer may reasonably request, including without limitation, providing such access and furnishing such information as necessary for the preparation and completion by Buyer and Buyer's auditors of an audit of the Company's consolidated financial statements as of and for the most recently completed fiscal year prior to the Closing Date or to comply with applicable Law (including, without limitation the HSR Act and Regulation S-X).

          6.7 Public Statements. Neither the Buyer nor the Sellers shall make any public announcement with respect to, or reveal the terms or status of any of, the Transaction Documents or the transactions contemplated thereby, except as required by Law.

          6.8 Stock Options. All stock options and stock purchase rights with respect to securities of the Parent previously granted to any employee of the Company or any Subsidiary under any of the Parent's stock incentive compensation plans who is employed by the Company on the day immediately prior to the Closing Date shall become one hundred percent (100 %) vested and exercisable as of the Closing Date and shall remain exerciseable for a period of three (3) months thereafter.

          6.9 Other Actions. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, do, or cause to be done, all things, and execute and deliver all documents, as in each case may be necessary, proper or advisable under applicable Laws or reasonably required in order to consummate the transactions contemplated hereby. Each of the Buyer and the Sellers will, and will each cause its representatives to, deliver all documents required to be delivered at the Closing by such Persons as required and as set forth in Article 7 hereof.

          6.10 Designated Employees. The Designated Employees provide certain services to Safeco Life Insurance Company, a wholly owned subsidiary of Parent ("Safeco Life"), the costs of which are and will continue to be reimbursed to the Company by Safeco Life in accordance with its existing arrangement with the Company. The parties understand and agree that the Company will, and the Sellers (prior to the Closing) and the Buyer (after the Closing) agree to cause the Company to terminate the employment by the Company of the Designated Employees upon the earlier of (i) the request of Safeco Life and (ii) the closing of the sale of Safeco Life by Parent. If Safeco Life has not agreed to hire the Designated Employees upon such termination by the Company, then notwithstanding the foregoing, the Company shall have the right (in its sole discretion) to continue the employment of one or more Designated Employees, in which event the provisions of Section 8.2(f) shall no longer apply. Schedule 6.10 to the Schedule of Exceptions sets forth a list of the Designated Employees.

          6.11 HSR Filings. As promptly as practicable after the date of this Agreement, each of the Sellers and the Buyer will file or cause to be filed a notification and report form under the HSR Act with the Federal Trade Commission and the Department of Justice, will assist the other parties (the Buyer and the Sellers, respectively) as may be reasonably requested in connection with the latter's filing under the HSR Act, will request early termination of the HSR Act waiting period and will furnish, as promptly as practicable, any and all information and documentary materials properly and reasonably requested by such antitrust agencies thereunder. The filing fee payable under the HSR Act shall be shared equally by the Buyer and the Sellers.

          6.12 Indemnification Insurance.

               (a) The directors and officers of the Company or any Subsidiary (the "Separated Officers") shall be entitled to seek indemnification with respect to any actions or omissions occurring prior to the Closing Date to the same extent such Persons may seek indemnification as of the date of this Agreement pursuant to the Articles of Incorporation, Bylaws or other applicable organizational documents of the Parent, the Company or any Subsidiary or any indemnification agreement between any such officer or director and the Parent, the Company, or any Subsidiary.

               (b) For a period of six (6) years after the Closing Date, the Parent will maintain in effect directors' and officers' liability insurance covering the Separated Officers for claims arising from acts or omissions occurring prior to the Closing Date on terms comparable to those maintained for its then current directors and officers.

          6.13 No Solicitation. From the date hereof, neither the Sellers, the Company nor any Subsidiary (whether directly or indirectly through their respective advisors, agents, representatives or other intermediaries) shall, and each of the Sellers, the Company and each Subsidiary shall use its respective best efforts to cause its respective officers, directors, advisors, representatives and other agents not to, directly or indirectly,
     (a) continue any discussions or negotiations, if any, with any Person, other than the Buyer, conducted heretofore with respect to any Sale Proposal or which could reasonably be expected to lead to a Sale Proposal;
     (b) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Sale Proposal; (c) participate in any discussions or negotiations regarding any Sale Proposal, or, in connection with any Sale Proposal, furnish to any Person any information or data with respect to or access to the properties of the Company or any Subsidiary, or (d) enter into any agreement with respect to any Sale Proposal.

          6.14 Interim Financial Statements; Closing Balance Sheet.


               (a) No later than fifteen days after the completion of each fiscal quarter prior to the Closing Date, the Sellers shall deliver to the Buyer a consolidated unaudited balance sheet of the Company as of the last day of such quarter, together with the related unaudited consolidated statement of income for such quarter (including the related notes, if any) (collectively, the "Interim Financial Statements").

               (b) No later than two business days prior to the Closing Date, the Sellers shall deliver to the Buyer a consolidated unaudited balance sheet of the Company as of such date (the "Closing Balance Sheet"), which balance sheet shall be prepared on the same basis as the Reference Balance Sheet and shall show the Tangible Net Worth of the Company and the Subsidiaries as of such date.

     7. Conditions Precedent to Closing.

          7.1 Conditions Precedent to the Buyer's Obligations to Close. The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing of each of the following conditions:

               (a) The representations and warranties of the Sellers contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date, except for such representations and warranties as are made as of a specific date, which shall be true and correct as of such date.

               (b) The covenants and agreements of the Sellers contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all material respects.

               (c) The Buyer shall have received a certificate dated the Closing Date and executed by an officer of the Sellers, certifying the satisfaction of the conditions set forth in clauses (a), (b) and (f).

               (d) The Company shall have a Tangible Net Worth as of the date of the Closing Balance Sheet equal to or greater than $5,000,000.

               (e) The Buyer shall have received an opinion of inhouse counsel to the Sellers, substantially in the form attached as Exhibit 7.1(e).

               (f) No event or events shall have occurred between the date hereof and the Closing that, individually or in the aggregate, shall have had, or shall be reasonably likely to have, a Material Adverse Effect.

               (g) No Proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other Governmental Entity shall have been rendered against, any party hereto which: (i) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (ii) questions the validity or legality of any transaction contemplated hereby; (iii) seeks to enjoin any transaction contemplated hereby; (iv) seeks material damages on account of the consummation of any transaction contemplated hereby; or (v) is a petition of bankruptcy by or against the Sellers, the Company or any Subsidiary, an assignment by the Company, the Sellers or any Subsidiary for the benefit of its creditors, or other similar Proceeding.

               (h) The expiration or termination of all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement, without the Buyer or the Sellers having been advised by the Federal Trade Commission or Department of Justice that they will or may seek to enjoin the consummation of, or otherwise will or may challenge, any such transactions.

               (i) In each case, without any waiver or modification, the representations and warranties of the Management Shareholders contained in Section 5 of that certain Subscription Agreement by and among Hub U.S. Holdings, Inc., a Delaware corporation, the Buyer and the Management Shareholders, a true and correct copy of which has been previously provided to Seller, shall have been true and correct when made and shall be true and correct as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date, except for such representations and warranties as are made as of a specific date, which shall be true and correct as of such date.

          7.2 Condition Precedent to the Sellers' Obligations to Close. The obligation of the Sellers to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing Date of the following conditions:

               (a) The representations and warranties of the Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct, in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of a specific date, which shall be true and correct as of such date.

               (b) The covenants and agreements of the Buyer contained in this Agreement and required to be complied with or performed on or before the Closing Date shall have been complied with or performed in all material respects.

               (c) The Sellers shall have received a certificate dated the Closing Date and executed by an officer of the Buyer, certifying the satisfaction of the conditions set forth in clause (a) and (b).

               (d) The Sellers shall have received the Management Certificate and such Management Certificate shall not disclose any items which would result in a breach of a representation or warranty hereunder.

               (e) No Proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other Governmental Entity shall have been rendered against, any party hereto which: (i) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (ii) questions the validity or legality of any transaction contemplated hereby; (iii) seeks to enjoin any transaction contemplated hereby; (iv) seeks material damages on account of the consummation of any transaction contemplated hereby; or (v) is a petition of bankruptcy by or against the Buyer, an assignment by the Buyer for the benefit of its creditors, or other similar Proceeding.

               (f) The expiration or termination of all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement, without the Sellers or the Buyer having been advised by the Federal Trade Commission or Department of Justice that they will or may seek to enjoin the consummation of, or otherwise will or may challenge, any such transactions.

          7.3 Deliveries of the Sellers. At the Closing, the Sellers shall deliver the following items to the Buyer:


               (a) The Required Consents;

               (b) Stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

               (c) A certificate  duly executed by the Secretary of the Sellers, attesting, with respect to the Sellers, the resolutions duly and validly adopted by the board of directors of the Sellers evidencing the authorization of its execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, as to its Articles of Incorporation and Bylaws, and as to names and signatures of the officers of the Buyer authorized to sign this Agreement and the other Transaction Documents to be delivered by the Buyer hereunder;

               (d) A certificate with respect to the Sellers and the Company from the Secretary of their respective states of incorporation, respectively, attesting as to its valid existence and its good standing (or, as to jurisdictions that do not recognize such concept, its payment of all taxes required by the Department of Revenue) as of a date not earlier than two business days prior to the Closing Date; and

               (e) The documents referred to in Sections 7.1(c) and 7.1(e).

          7.4 Deliveries of the Buyer. At the Closing, the Buyer shall deliver the following items to the Sellers.

               (a) A certificate of the Secretary of the Buyer certifying the resolutions duly and validly adopted by the board of directors of the Buyer evidencing the authorization of the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of the Buyer authorized to sign this Agreement and the other Transaction Documents to be delivered by the Buyer hereunder; and

               (b) The cash payment pursuant to Section 3.

     8. Indemnification.

          8.1 Survival of Representations and Warranties. Notwithstanding any right of the Buyer to fully investigate the affairs of the Company and the Subsidiaries and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers contained in this Agreement or in any other Transaction Document. All covenants and agreements of the Sellers and the Buyer made in this Agreement or in any other Transaction Document or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement until all obligations with respect thereto shall have been performed or satisfied or shall have terminated in accordance with their terms. All representations and warranties of the Sellers and the Buyer shall survive the execution and delivery of this Agreement and shall thereafter continue in full force and effect for a period of one (1) year from the Closing; provided, however, that the representations and warranties made in Sections 4.7 and 4.11 hereof shall survive until ninety
     (90) days after the expiration of the relevant statutes of limitations and that there shall be no limitation on the survival of the representations and warranties set forth in Section 4.1, Section 4.2 or Section 4.3 or any representations or warranties fraudulently made in this Agreement or any other Transaction Documents or in any certificate delivered pursuant hereto.

          8.2 Indemnification by the Sellers. The Sellers shall indemnify and defend each of the Company, each Subsidiary and the Buyer and each of their respective successors, transferees, assignees, officers, directors, employees, shareholders, agents, advisors or representatives (each, a "Buyer Indemnitee") against, and hold each Buyer Indemnitee harmless from any loss, liability, obligation, deficiency, damage, Tax or expense including, without limitation, interest, penalties, reasonable attorneys' and consultants' fees and disbursements (collectively, "Damages"), that any Buyer Indemnitee may suffer or incur based upon, attributable to, arising from, relating to or in connection with any of the following (whether or not in connection with any third party claim):

               (a) The inaccuracy of any representation or warranty made by the Sellers contained in this Agreement or in any other Transaction Documents;

               (b) The Sellers' failure to perform or to comply with any covenant or agreement required to be performed by the Sellers contained in any Transaction Document;

               (c) Any brokerage, finder's fee or the like incurred as a result of the actions of the Sellers in connection with the transactions herein contemplated;

               (d) Any liability relating to any Employee Benefit Plan other than Assumed Plans;

               (e) Any Tax Item;

               (f) Any Designated Employee Liability; and

               (g) The Excluded Liabilities.

          8.3 Indemnification by the Buyer. The Buyer shall indemnify and defend the Sellers and their successors, transferees, assignees, officers, directors, employees, shareholders, agents, advisors or representatives (each, a "Seller Indemnitee") against, and hold each Seller Indemnitee harmless from, any Damages that any Seller Indemnitee may suffer or incur, based upon, attributable to, arising from, relating to or in connection with any of the following:

               (a) The inaccuracy of any representation or warranty made by the Buyer contained in any Transaction Document;

               (b) The Buyer's failure to perform or to comply with any covenant or agreement required to be performed by the Buyer contained in any Transaction Document to which the Buyer is a party;

               (c) Any brokerage, finder's fee or the like incurred as a result of the actions of the Buyer in connection with the transactions herein contemplated; or

               (d) The operation of the businesses of the Company and the Subsidiaries after the Closing (including the use by the Company of the Talbot Financial Corporation name after the Closing Date), except as to matters which emanate from the breach by the Sellers of their representations, warranties, covenants or agreements hereunder.

          8.4 Limitations on Liability.

               (a)  Notwithstanding  the  foregoing,  the  Sellers  shall not be obligated to indemnify and hold harmless any Buyer Indemnitee from Damages, (i) in the case of a claim for Damages under Section 8.2(a) arising from a breach of representations and warranties relating solely and exclusively to any of the Subsidiaries, unless and until the aggregate amount of such Damages exceeds $4,500,000, (ii) in the case of any other claim for Damages under Section 8.2(a) for breach of any representation or warranty, unless and until the aggregate amount of such Damages exceeds $1,000,000 or (iii) in the case of any claim for Damages under Section 8.2(e), unless and until the aggregate amount of such Damages exceeds $10,000. The Buyer shall not be obligated to indemnify and hold harmless any Seller Indemnitee from Damages with respect to one or more claims under Section 8.3(a) for any breach of any representation or warranty, unless and until the aggregate amount of such Damages exceeds $4,500,000. The aggregate indemnification liability of the Sellers or the Buyer for Damages (other than any Damages derived from or attributable to any Employee Benefit Plan other than an Assumed Plan, any Tax Item, any Excluded Liabilities and any Designated Employee Liability) under this Agreement shall not exceed twenty-five percent (25%) of the Purchase Price. The aggregate indemnification liability of the Sellers for Damages attributable to any Designated Employee Liability under this Agreement shall not exceed $75,000. Notwithstanding the foregoing, nothing contained in the Management Certificate shall act to qualify, limit, or reduce Seller's indemnification obligations pursuant to
          Section 8.2, except with respect to those representations qualified by Sellers' Knowledge. Notwithstanding anything to the contrary contained herein, Sellers shall not be obligated to indemnify and hold harmless any Buyer Indemnitee against indirect, special, incidental, consequential or punitive damages, except to the extent any of the foregoing constitute Damages payable to third parties by Buyer in connection with any third party claim.

               (b) Any indemnification payment made pursuant to this Agreement in respect of any claim (i) shall be net of any insurance proceeds realized by and paid to the indemnified party in respect of such claim; and (ii) shall be reduced by an amount equal to any tax benefits attributable to such claim, and increased by an amount equal to any taxes attributable to the receipt of such payment, but only to the extent that such tax benefits are actually realized, or such taxes are actually paid, as the case may be, by the Sellers or by the Buyer or by any consolidated, combined, or unitary group of which the Buyer or the Sellers are a member. The indemnified party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Section. Any indemnity payment under this Agreement shall be treated as an adjustment to the purchase price.

          8.5 Indemnification Procedures. Except as otherwise provided in Sections 6.2(h) and (i):

               (a) Promptly after notice to an indemnified party of any claim or the commencement of any Proceeding, including any Proceeding by a third party, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this Article 8, give written notice to the latter of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations under such section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice.

               (b) In the case of any such Proceeding, including any Proceeding by a third party, with respect to an indemnified party, the indemnifying party shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, provided, however, that (i) the indemnifying party provides the indemnified party with a written representation to the effect that the indemnifying party has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (ii) the indemnifying party expressly agrees in writing that, as between the indemnifying party and the indemnified party, the indemnifying party shall be solely obligated to satisfy and discharge the liability claim in accordance with this Agreement (the conditions set forth in clauses (i) and (ii) are collectively referred to as the "Litigation Conditions") and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof and compliance with the Litigation Conditions, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of the settlement or compromise thereof (without the written consent of the indemnifying party). Anything in this Section 8.5(b) notwithstanding, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys' fees and disbursements, incurred by the indemnified party in such defense.

               (c) If the  indemnifying  party  assumes  the defense of any such
          Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding and which does not impose any obligations (including, without limitation, any injunctive relief) upon the indemnified party. If the indemnifying party shall (x) fail promptly and diligently to assume the defense of any Proceeding, or (y) the Litigation Conditions cease to be met, then the indemnified party may respond to, contest and defend against such Proceeding and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

               (d) The liability of an indemnifying party to indemnify the indemnified party for Damages shall be limited to claims as to which the indemnified party has given written notice on or prior to the expiration of the applicable survival periods set forth in Section 8.1.

          8.6 Sole Remedy. Subject to Sections 7.1 and 11.6, the right of indemnification under this Section 8 shall be the sole and exclusive remedy for any breach of this Agreement, except with respect to a breach of
     Section 6.1. In the event of a breach by either party of its obligations under Section 6.1, the non-breaching party shall be entitled to pursue its remedies as set forth therein or to pursue any other remedy, and the right to pursue such remedies shall not be subject to the limitations set forth in Sections 8.2, 8.3 or 8.4.

     9. Termination.

          9.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by the mutual agreement of the Buyer and the Sellers;

               (b) by the Buyer or the Sellers giving written notice to such effect to the other party hereto if the Closing shall not have occurred on or before September 30, 2004, or such later date as the parties shall have agreed upon prior to the giving of such notice; or

               (c) by the Sellers or the Buyer, in the event of an inaccuracy of any representation or warranty of the Buyer or the Sellers, respectively, contained herein or non-compliance by the Buyer or the Sellers, respectively, with any of their respective covenants contained herein, which such inaccuracy or non-compliance causes any of the conditions precedent to the obligations of the Buyer in Section
          7.1 or of the Sellers in Section 7.2, respectively, to become incapable of being satisfied, provided that such inaccuracy or non-compliance is not cured by such respective party within 10 days after receipt of written notice thereof from the other party.

          9.2 Effects of Termination. Upon termination of this Agreement pursuant to Section 9.1, all obligations of the parties shall terminate, provided, however, that (a) no such termination shall relieve the Sellers of any liability to the Buyer, or the Buyer of any liability to the Sellers, by reason of any breach of or default under this Agreement, and
     (b) the parties shall not publicly disclose, and the parties shall cause their Affiliates not to publicly disclose, the proposed terms and conditions set forth herein or any non-public information regarding the other party, except as may be required by Law.

     10. Definitions.

          10.1 For purposes of this Agreement, the following definitions shall apply

               (a) "Agreement" shall have the meaning given in the introduction.

               (b) "Affiliate" means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with the such Person.

               (c) "Affiliated  Group" means the affiliate group of corporations within the meaning of Section 1504 of the Code that includes Seller, the Company and includable Subsidiaries. (d) "Assumed Plans" shall mean each employee benefit plan (as defined in Section 3(3) of ERISA, and each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, termination, severance, compensation, medical, health, or other plan, agreement, policy or agreement which currently is sponsored, maintained, contributed to, or required to be contributed to, by any of the Company or its Subsidiaries solely for the benefit of any present or future employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of the Company or its Subsidiaries

               (e) "Books and Records" shall mean all documents, instruments, agreements and records referred to in this Agreement including the minute and stock record books of Company and each Subsidiary.

               (f) "Buyer" shall have the meaning given in the introduction.

               (g) "Buyer  Indemnitee"  shall have the meaning  given in Section
          8.2.

               (h) "Closing" shall have the meaning given in Section 1.

               (i)  "Closing  Balance  Sheet"  shall have the  meaning  given in
          Section 6.16(b).

               (j) "Closing Date" shall have the meaning given in Section 1.

               (k) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (l) "Combined Return" means a Tax Return of Seller for any Taxes imposed by a state, local or foreign Tax authority for which Seller or any Affiliate of Seller other than the Company and the Subsidiaries files with any of the Company and the Subsidiaries on a consolidated, combined or unitary basis.

               (m) "Company" shall have the meaning given in the introduction.

               (n) "Company Software" means and includes: (a) the content and the applications software used or embodied in all websites operated by any of the Company or the Subsidiaries and (b) all computer software programs, documentation, data bases, technical and programmers' manuals and other supporting materials that are used by the Company or the Subsidiaries in their respective businesses as currently conducted.

               (o) "Consent" shall have the meaning given in Section 4.4(b).

               (p) "Contract" shall have the meaning given in Section 4.4(a).

               (q) "Damages" shall have the meaning given in Section 8.2.

               (r)  "Designated  Employees"  means  those  employees  listed  in
          Schedule 6.11.

               (s) "Designated Employee Liabilities" means all liabilities related to the termination of the employment of the Designated Employees (including without limitation, all Taxes, COBRA costs, expenses and severance obligations) and whether arising before or after the Closing date.

               (t) "E&O Policy" shall have the meaning given in Section 6.13.

               (u) "Employee  Benefit  Plans" means,  collectively,  each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, termination, severance, compensation, medical, health, or other plan, agreement, policy or agreement whether or not subject to ERISA and which currently is or has been sponsored, maintained, contributed to, or required to be contributed to, by any of the Company or its Subsidiaries or an ERISA Affiliate, or for which the Company or its Subsidiaries or an ERISA Affiliate has or has had any obligation or any liability of any nature, contingent or otherwise, or for which there is a reasonable expectation of such obligation or liability, on or before the Closing, for the benefit of any present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of the Company or its Subsidiaries or an ERISA Affiliate.

               (v)  "Encumbrances"  shall  have the  meaning  given  in  Section
          4.2(a).

               (w) "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

               (x) "Environmental Law" means any and all Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, Personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance.

               (y) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               (z) "ERISA Affiliate" means any entity which with respect to Safeco, the Seller, the Company or any Subsidiary is or was a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code; (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Safeco, the Seller, the Company or any Subsidiary.

               (aa) "Excluded Liabilities" means all liabilities of Sellers and their Affiliates (other than those of the Company and Subsidiaries), which may accrue to the Company solely as a result of the Company having been or being included as part of a common control group with Sellers, as a result of a contract, guarantee, loan or other obligation incurred by or on behalf of the Seller or an Affiliate of the Seller, or as result of the operation of law.

               (bb) "GAAP" shall have the meaning given in Section 4.5(b).

               (cc) "Governmental Entity" means any legislative or executive agency or department or other regulatory service, authority or agency or any court, arbitration panel or other tribunal or judicial authority of any foreign, federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch.

               (dd) "Hazardous Substance" means any chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

               (ee) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               (ff) "Interim Financial Statements" shall have the meaning given in Section 6.16(a).

               (gg) "Laws" or "Law" means all applicable criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, policies, guidance documents, writs, judgments, decrees, injunctions, or agreements of any Governmental Entity.

               (hh) "Lease" means all leases, subleases, licenses and other agreements under which the Company or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property, including, without limitation, any land, buildings and improvements.

               (ii)  "Litigation  Conditions"  shall have the  meaning  given in
          Section 8.5(b).

               (jj) "Management Certificate" shall mean a certificate dated as of the closing dated executed by the Management Shareholders and the controller and inhouse counsel of the Company substantially in the form attached as Exhibit 7.2(d) hereto.

               (kk) "Management Shareholder" shall have the meaning given in the introduction.

               (ll) "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company or any Subsidiary taken as a whole.

               (mm) "Material Contracts" shall have the meaning given in Section 4.9.

               (nn) "Parent" shall have the meaning given in the introduction.

               (oo) "Person" means any natural person or legal person (including, but not limited to, a corporation, joint stock company, limited liability company, partnership, joint venture, association, estate, trust, government or governmental authority, agency or instrumentality) or any group of any of natural or legal persons acting in concert.

               (pp) "Post-Closing Period" means any Tax period beginning and ending after the Closing Date.

               (qq) "Pre-Closing Period" means any Tax period ending on (and including) or before the Closing Date.

               (rr) "Proceeding" shall have the meaning given in Section 4.6(a).

               (ss) "Prohibited Period" shall have the meaning given in Section 6.1(a).

               (tt) "Purchase Price" shall have the meaning given in Section 3.

               (uu)  "Reference  Balance  Sheet" shall have the meaning given in
          Section 4.5(a).

               (vv) "Regular Financial Statements" shall have the meaning given in Section 4.5(a).

               (ww) "Regulation S-X" shall have the meaning given in Section 4.5(b).

               (xx) "Release"  means any spilling,  leaking,  pumping,  pouring,
          emitting,  emptying,   discharging,   injecting,  escaping,  leaching,
          dumping, or disposing of a Hazardous Substance into the Environment.

               (yy) "Required Consents" shall have the meaning given in Section 4.4(a).

               (zz) "Safeco Life" shall have the meaning given in Section 6.10.

               (aaa) "Sale Proposal" means any inquiry, proposal or offer (other than by the Buyer or its Affiliates) relating to, or that could reasonably be expected to lead to (i) a merger, consolidation, share exchange of securities, dissolution, recapitalization, liquidation or other business combination involving the Company; or (ii) the acquisition in any manner, directly or indirectly, in a single transaction or in a series of related transactions, of all or substantially all of the assets of the Company.

               (bbb) "Schedule of Exceptions" means the Sellers' Schedule of Exceptions to the representations and warranties contained in Section 4 of this Agreement, which has been delivered to the Buyer concurrent with the execution of this Agreement.

               (ccc) "Section 338(h)(10) Election" shall have the meaning given in Section 6.2(a).

               (ddd) "Seller" and "Sellers" shall have the meanings given in the introduction.

               (eee) "Seller Indemnitee" shall have the meaning given in Section 8.3.

               (fff) "Sellers' Knowledge" means the actual knowledge of James Ruddy and Chris Mead and Sellers shall be deemed to have knowledge of those items set forth in the Management Certificate.

               (ggg)  "Separated  Officers"  shall  have  the  meaning  given in
          Section 6.13(a).

               (hhh) "Straddle Period" means any Tax period beginning before and ending after the Closing Date.

               (iii) "Subsidiary" means each of the subsidiaries of the Company listed on Schedule 4.2(b) to the Schedule of Exceptions.

               (jjj)  "Subsidiary  Equity"  shall have the  meaning set forth in
          Section 4.2(a).

               (kkk) "Tangible Net Worth" shall mean the tangible assets of the Company and the Subsidiaries, less the liabilities of the Company and its Subsidiaries, as calculated under GAAP and consistent with past practices.

               (lll) "Tax" means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security (or similar), retirement, excise, employment, unemployment, minimum, alternative or add-on minimum, estimated, severance, stamp, property, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax Authority, including any liability therefore as a transferee (including without limitation under Code Section 6901 or any similar provision of applicable law), as a result of Treas. Reg. ss.1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

               (mmm) "Tax Authority" means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return.

               (nnn) "Tax Item" means each of the following items (or any combination thereof):

               (i) any Taxes for any Pre-Closing Period or attributable to the portion of the Straddle Period up to and including the Closing Date (including but not limited to, any liability arising under Treas. Reg. ss. 1.1502-6 or under any Tax allocation, Tax indemnification or Tax sharing contract or agreement in effect on (and including) or prior to the Closing Date), to the extent such Taxes exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet (rather than in any notes thereto); and

               (ii) any Taxes attributable to the inclusion of any income, gain, loss, deduction or other Tax items resulting from the Section
          338(h)(10) Election (in whole or in part) made pursuant to this Agreement (Sellers do not warrant the validity of the Section 338(h)(10) Election).

               (ooo) "Tax Proceeding" means any audit, examination, review, reassessment, litigation or other administrative or judicial proceeding relating to any Tax for which the Company is (or is asserted to be) or may be liable, the collection, payment or withholding of any Tax, or any Tax Return filed by or on behalf of the Company.

               (ppp) "Tax Return" means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including without limitation any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority.

               (qqq)  "Terminated  Contracts"  shall have the  meaning  given in
          Section 6.3(a).

               (rrr) "Trade Payables" means the normal course accounts payable of the Company and the Subsidiaries that relate to amounts owing to insurance carriers for premiums for insurance policies placed on behalf of customers of the Company or any Subsidiaries.

               (sss)  "Transaction  Documents"  shall have the meaning  given in
          Section 4.3.

     11. Miscellaneous.

          11.1 Transaction Fees and Expenses. Except as otherwise expressly provided herein, each party shall bear such costs, fees and expenses as may be incurred thereby in connection with this Agreement and the transactions contemplated hereby.

          11.2 Notices. Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail, or (c) by personal delivery to such party at the following address:

          if to the Buyer, to:

                  Satellite Acquisition Corporation
                  3421 Evergreen Point Road
                  Medina, WA  98039
                  Attention: Randall H. Talbot
                  (425) 376-8750


                  With a copy to:

                  Orrick, Herrington & Sutcliffe, LLP
                  719 Second Avenue, Suite 900
                  Seattle, WA 98104
                  Attention: Stephen M. Graham
                  (206) 839-4320

          if to Parent or Seller:

                  Safeco Corporation
                  Safeco Plaza
                  Seattle, Washington  98105
                  Attention: General Counsel
                  (206) 545-5667

                  With a copy to:


                  Attention:
                             ------------------------------------------
                  (---) ---------

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section.

          11.3 Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the party against whom the same is sought to be enforced.

          11.4 Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith.

          11.5 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without regard to conflict of law provisions, except to the extent precluded by federal law of mandatory application.

          11.6 Remedies. In the event of any actual or prospective breach or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of injunction and specific performance.

          11.7 Severability. The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

          11.8 Further Assurances. Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby and to act reasonably and in good faith to effectuate the smooth transfer of the business of the Company and the Subsidiaries and the inter-relationship of the parties post-Closing.

          11.9 Assignment.

               (a) This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no Person who is not a party hereto (or a successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned, except by a written agreement executed by the parties hereto or their respective successors and assigns.

               (b)  Notwithstanding  the foregoing,  the Buyer  (including  each subsequent assignee of the Buyer) shall have the right to assign any or all of its rights and obligations under this Agreement and the other Transaction Documents to any other Person who acquires all or substantially all of the assets and business of the Buyer (or a subsequent assignee of the Buyer) or to any other Person who is an Affiliate of the Buyer, subject in each case to the assumption in writing, and in a form reasonably acceptable to the Sellers (which acceptance by the Sellers shall not be unreasonably withheld, delayed or conditioned), by such Person of all of the Buyer's obligations hereunder and delivery of such assumption to the Sellers within five
          (5) business days of the execution thereof; provided, however, that any such assignment shall not relieve the assignor from its obligations under this Agreement.

               (c) Notwithstanding any provision of this Agreement to the contrary, the Sellers hereby acknowledge and agree that all of the covenants, representations, warranties and indemnities of the Sellers under this Agreement and under any other Transaction Document, may be collaterally assigned to any and all lenders to the Buyer or any of its Affiliates, any and all of whom may enforce their rights and remedies in connection with any such collateral assignment or realization thereon to the extent provided in the applicable security agreements and other debt instruments or at law or in equity, subject to the terms of this Agreement and the other Transaction Documents, and all counterclaims and defenses the Sellers may have against the Buyer; provided, however, that any such assignment shall not relieve the assignor from its obligations under this Agreement.

          11.10 Binding  Effect.  This Agreement shall be binding upon and inure
     to  the  benefit  of  the  parties  hereto  and  their   respective   legal
     representatives, successors and permitted assigns.

          11.11 No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

          11.12 Entire Agreement. This Agreement, together with the Schedule of Exceptions, the Exhibits, certificates and other documentation referred to herein or required to be delivered pursuant to the terms hereof, contains the terms of the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes any and all prior agreements, commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

                                            SATELLITE ACQUISITION CORPORATION.


                                          By:      /S/ RANDALL H. TALBOT
                                          Name:    Randall H. Talbot
                                          Title:   President

                                          SAFECO CORPORATION


                                          By:      /S/ MICHAEL S. MCGAVICK
                                          Name:    Michael S. McGavick
                                          Title:   Chairman, President and
                                                   Chief Executive Officer

                                          GENERAL AMERICA CORPORATION


                                          By:      /S/ MICHAEL S. MCGAVICK
                                          Name:    Michael S. McGavick
                                          Title:   President